CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT
by and between
Zogenix, Inc.
and
Endo Ventures Bermuda Limited
dated as of May 16, 2014

LICENSE AGREEMENT
This License Agreement (this “Agreement”), effective as of the Closing (“Effective Date”), is entered into by and between Zogenix, Inc., a Delaware corporation (“Zogenix”), and Endo Ventures Bermuda Limited, a Bermuda company (“Endo”).
PRELIMINARY STATEMENTS
A.    Zogenix and Endo have entered into an Asset Purchase Agreement, dated as of April 23, 2014 pursuant to which Endo will purchase from Zogenix the Purchased Assets (the “Purchase Agreement”), pursuant to the terms and conditions set forth therein;
B.    Zogenix and Endo have entered into a Supply Agreement, dated as of the Effective Date, pursuant to which Zogenix shall supply, and Endo shall purchase, Endo’s, it Affiliates’ and permitted sublicensees’ requirements of Product (the “Supply Agreement”), pursuant to the terms and conditions set forth therein; and
C.    In connection with its purchase of the Purchased Assets, Endo desires to exclusively license the Zogenix Patents and Zogenix Know-How for the continued development, manufacture and Commercialization of the Product throughout the world, and Zogenix desires to grant such license, pursuant to the terms and conditions set forth herein.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants and agreements provided herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.     DEFINITIONS.
As used in this Agreement, capitalized terms shall have the meanings as set forth in this Section 1, or if not otherwise defined herein, then as set forth in the Purchase Agreement:
1.1     “Clinical Trial” means an investigation in human subjects and/or patients intended to discover or verify the clinical, pharmacological and/or other pharmacokinetic or pharmacodynamic effects of a Product, and/or to identify any adverse reactions to a Product, and/or to study absorption, distribution, metabolism, and/or excretion of a Product with the objective of dose ranging or otherwise ascertaining its safety, activity and/or efficacy.
1.2    “Closing” has the meaning set forth for such term in the Purchase Agreement.
1.3    “Commercialization” or “Commercialize” means the ongoing process and activities generally engaged in by a pharmaceutical company marketing human pharmaceutical therapeutic products to establish and maintain a presence for such product in a given territory, including offering for sale, selling, marketing, promoting, distributing, having distributed, importing, having imported, exporting and having exported such product.
1.4    “Commercially Reasonable Efforts” with respect to any activity means the efforts and resources that would be used in the performance of the relevant activity in compliance with applicable Law by [***] with regard to a product at a similar stage in its product life taking into account the following factors to the extent reasonable and relevant: issues of safety and efficacy, product profile, market potential, competitive market conditions, duration of exclusivity or other proprietary position of the product and the potential profitability and economic return of the product, all as measured by the facts and circumstances at the time such efforts are due. Where this Agreement requires a Party to use Commercially Reasonable Efforts, such efforts and resources that are used by such Party’s Affiliates, agents, sublicensees and licensees, as relevant, shall also be attributed to such Party.
1.5    “Competitive Product” means [***].
1.6    “Control” or “Controlled” means possession of the right to grant to the other Party a license, sublicense or other right to use, of the scope provided for in this Agreement, to Intellectual Property Rights (including Patents, Know-How, trade secrets), data and rights to access or cross-reference regulatory filings without violating the terms of any applicable Law, agreement with any Third Party existing at the time a Party or its Affiliate would be first required hereunder to grant the other Party such license, sublicense or other right.
1.7    “Cost” means all internal and external costs, expenses, cost of labor and materials associated with an activity.
1.8    “Exploit” means research, develop, and Commercialize.
1.9    “Intellectual Property Rights” means Patents, copyrights, trade secrets, database rights, proprietary know-how and similar rights of any type (excluding trademarks) under any common law or statute, including all applications, registrations, extensions and renewals relating to any of the foregoing.
1.10    “Know-How” means all technical information and other technical subject matter, proprietary methods, ideas, concepts, formulations, discoveries, inventions, devices, prototypes, technology, trade secrets, compositions, designs, formulae, data (including clinical, Non-Clinical and Preclinical data), know-how, show-how, specifications, drawings, techniques, results, processes, methods, procedures and/or designs, whether or not patentable.
1.11    “Licensed Trademarks” means the trademarks, service marks and trade names listed on Schedule 1.11.
1.12    “Non-Clinical,” when used with respect to studies or data, means safety,

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toxicology and other studies undertaken in non-human animals in support of Clinical Trials or otherwise in support of Regulatory Approval, or data generated therefrom.
1.13    “Party” means Zogenix or Endo and, when used in the plural, shall mean Zogenix and Endo.
1.14    “Patent” and “Patents” mean U.S. and foreign issued patents and patent applications, including any and all provisionals, continuations, divisionals, continuation-in-part applications, substitutions, reissues, renewals, re-examinations, supplementary protection certificates, patent term extensions, adjustments or restoration rights, registrations, confirmations, successor protective rights or subsequently issued protective rights of similar nature of any of the above.
1.15    “Preclinical” when used with respect to studies or data, means preliminary pharmacological studies of a Product undertaken in non-human animals, but not necessarily for purposes of submission in support of Regulatory Approval, or data generated therefrom.
1.16    “Product” means (i) the pharmaceutical product set forth in the Regulatory Approval as of the Closing, known as Sumavel® DosePro®  [***] and (ii) any other pharmaceutical product which contains sumatriptan (or its pharmaceutically acceptable salts) as the sole active ingredient [***].
1.17     “Territory” means all countries of the world.
1.18    “Third Party” means any Person who or which is neither a Party nor an Affiliate of a Party.
1.19    “Zogenix Patents” means those Patents in the Territory Controlled by Zogenix or any of its Affiliates listed on Schedule 1.19.
1.20    “Zogenix Know-How” means any and all Know-How Controlled by Zogenix or any of its Affiliates as of the Effective Date and at any time during the Term, to the extent relevant to the manufacture, use or sale of the Product.
1.21    “Zogenix Technology” means the Zogenix Patents and the Zogenix Know-How.
1.22    Other Definitions.
Each of the following terms is defined in the Section set forth opposite such term below:
“AAA” – Section 7.11(b)
“Accelerated Arbitration Provisions” – Section 7.11(b)

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“Agreement” – Preamble
“Confidential Information” – Section 4.2
“Designated Executives” – Section 2.6(a)
“Dispute” – Section 7.11(b)
“Effective Date” – Preamble
“Endo” – Preamble
“Expedited Rules” – Section 7.11(b)
“Manufacturing License” – Section 2.2
“Orange Book” – Section 3.2(d)
“Patent Litigation Losses”– Section 3.6(c)
“Supply Agreement” – Preamble
“Term” – Section 6.1
“Third Party License Fees” – Section 3.6(f)
“Zogenix” – Preamble
1.23    Interpretation.
(a)    Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);
(b)    All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;
(c)    Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
(d)    The recitals set forth at the start of this Agreement, along with the Exhibits and Schedules to this Agreement, and the terms and conditions incorporated in such recital,

Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals, Exhibits and Schedules and the terms and conditions incorporated in such recitals, Exhibits and Schedules, provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the Exhibits and Schedules, the terms of this Agreement shall control;
(e)    The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;
(f)    Unless otherwise provided, all references to Sections and Schedules in this Agreement are to Sections and Schedules of and to this Agreement;
(g)    Any requirements of notice or notification by one Party to another shall be construed to mean written notice in accordance with Section 7.4; and
(h)    Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another.
2.     GRANT OF RIGHTS.
2.1    Product Technology Rights Granted to Endo. On the terms and subject to the conditions of this Agreement, Zogenix hereby grants to Endo the exclusive (even as to Zogenix and its Affiliates), perpetual and irrevocable (unless this Agreement or the licenses granted under this Section 2.1 terminate pursuant to Section 6), sublicenseable (as set forth in Section 2.3 below), fully paid-up, royalty-free right and license to make and have made (subject to Section 2.2), use, and Exploit the Product in the Territory under the Zogenix Know-How and the Zogenix Patents.
2.2    Limitations on Manufacturing License. The right and license granted to Endo pursuant to Section 2.1 to make and have made the Product (the “Manufacturing License”) shall be subject to the following limitations:
(a)    At any time after the Effective Date, Endo shall be permitted to qualify and enter into a back-up manufacturing agreement with (i) an alternative supplier which has already been qualified by Zogenix or one of Zogenix’ other customers with respect to DosePro or (ii) if there is no such prequalified supplier which is both made known to Endo and able to supply the Product to Endo on commercially reasonable terms, itself or with an alternative supplier otherwise reasonably acceptable to Zogenix [***]. If required by the alternative supplier to be maintained as a back-up supplier, Endo shall have the right to purchase a reasonable number of minimum Batches of Product from such alternative supplier per year, provided that in no event shall such amount exceed [***] ([***]) of the total amount purchased by Endo from Zogenix unless and until there has between a Significant Supply Failure as defined in the Supply Agreement. Endo shall have the right and license to setup such back-manufacturing arrangements (including the right to sublicense the Zogenix Technology with

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respect thereto) and to make or have made the foregoing quantities of Product. Notwithstanding the foregoing, [***].
(b)    Following a Significant Supply Failure, subject to the terms and conditions of the Supply Agreement, Endo may exercise the Manufacturing License, itself or through one or more Third Parties, to make or have made [***] of Endo’s, its Affiliates’ and permitted sublicensees’ Product requirements.
2.3    Sublicense Rights. Endo shall have the right, without Zogenix’s prior consent, to delegate rights and obligations hereunder to an Affiliate and to appoint Affiliates to develop, manufacture or Commercialize the Product in the Territory. Furthermore, Endo shall have the right to appoint any Third Party sublicensee(s) or designee(s) to Exploit or manufacture the Product in the Territory alone or in combination with Endo or its Affiliates and/or to sublicense the rights granted to it under Section 2.1 (subject to the limitations set forth in Section 2.2) and under Section 2.5; provided that in the event of any sublicense or delegation of rights by Endo hereunder, (i) such sublicense or delegation shall be subject to the terms and conditions of this Agreement that, by their terms, are applicable to the Product and to the activities under such sublicense or delegation, (ii) such Third Party sublicensee(s) or designee(s) shall be subject to the same obligations as are applicable to Endo with respect to the activities sublicensed or delegated as to such sublicensee’s territory and field, and (iii) Endo shall ensure that each sublicense agreement contains terms to implement such obligations. Notwithstanding the foregoing, the sublicense or delegation by Endo hereunder shall not relieve Endo of its obligations under this Agreement.
2.4    Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by Zogenix to Endo are, for all purposes of 11 U.S.C. Section 365(n), licenses of rights to intellectual property as defined in Title 11. Endo may elect to retain and may fully exercise all of its rights and elections under 11 U.S.C. Section 365(n).
2.5    Trademarks; Logos.
(a)    Licensed Trademarks. On the terms and subject to the conditions of this Agreement, Zogenix hereby grants to Endo a perpetual and irrevocable (unless this Agreement or the licenses granted under Section 2.1 terminate pursuant to Section 6), sublicenseable, fully paid-up, royalty-free right to use the Licensed Trademarks in all mediums and channels of trade now known or hereinafter invented (including the Internet) in connection with the Commercialization of the Product in the Territory. The foregoing right shall include, but not be limited to, the right to use the Licensed Trademarks (a) as or as part of the Product trade name and (b) in one or more domain names registered by Endo and/or one or more of its Affiliates used in the Commercialization of the Product in the Territory. The rights granted to Endo under this Section 2.5(a) may only be sublicensed or delegated in connection with the sublicense or delegation of the rights granted to Endo under Section 2.1.

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(b)    Endo shall use Commercially Reasonable Efforts to utilize the Licensed Trademarks in connection with the Commercialization of the Products in each country in the Territory unless (i) restricted from doing so by the applicable Governmental or Regulatory Authority in such country or (ii) Endo determines in good-faith that the use thereof in such country may violate the Intellectual Property Rights of a Third Party. Endo agrees that the nature and quality of all goods and services sold by Endo in connection with the Licensed Trademarks, and all related advertising, promotional and other use of the Licensed Trademarks made by Endo, shall conform to the standards reasonably set by Zogenix, as communicated from time to time to Endo with sufficient prior written notice. In this regard, Endo agrees to supply Zogenix with specimens of uses of the Licensed Trademarks upon [***].
(c)    Endo shall ensure that Licensed Trademarks (i) are used in a manner sufficient to constitute trademark usage under applicable Law, (ii) are clearly identified as a trademark under applicable Law (e.g., through the use of a “®”, “™” or other appropriate identifier as may conform to applicable local Law) and (iii) are not used as combination marks with other marks or trademarks without the prior written consent of Zogenix, not to be unreasonably withheld, conditioned or delayed. Any and all use by Endo, its Affiliates and sublicensees of the Licensed Trademarks and any goodwill arising therefrom shall inure to the sole benefit of Zogenix and its Affiliates.
(d)    Reference to Zogenix as Licensor. To the extent permitted by applicable Law, Endo shall use Commercially Reasonable Efforts to ensure that the labels and packaging of all Product to be marketed, distributed or sold in any jurisdiction include text identifying Zogenix as the licensor of the Zogenix Technology and the Licensed Trademarks to be placed in a size and location reasonably agreed to by the Parties. Furthermore, Product labels and packaging shall bear appropriate patent markings and notices as may be applicable, and are acceptable to all applicable Governmental or Regulatory Authorities.
2.6    Ongoing Development by Endo.
(a)    Endo will provide to Zogenix for [***]. Zogenix shall [***] following Zogenix’s receipt of such [***] from Endo and Endo shall [***]; provided that Endo shall have the sole discretion and authority to make all decisions with respect to final protocols and all other matters relating to development of the Product other than as set forth in Section 8.08(b) of the Purchase Agreement; provided, however, if Zogenix determines reasonably and in good faith that such decision over which Endo has discretion and authority under this Section 2.06(a) is reasonably likely to have a material and adverse impact on the Zogenix Technology, the matter shall be referred promptly to the designated executive officers (“Designated Executives”) of Zogenix and Endo who shall confer as soon as practicable, but no later than [***] after such referral, to attempt in good faith acting reasonably to resolve the dispute. If the dispute related to the matter is not resolved by the Designated Executives by mutual agreement within [***] after a conference to discuss the dispute, then such matter shall be resolved in accordance with Section 8.11(b). Endo shall promptly provide Zogenix with a copy of all final reports and final protocols

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from Preclinical and Non-Clinical trials and Clinical Trials for the Product in the Territory. Zogenix shall be responsible for all Costs related to its review [***] of the protocols.
(b)    As between the Parties, Endo shall exclusively own all Regulatory Approvals in the Territory.
(i)     [***] following Zogenix’s receipt of such [***] from Endo and Endo shall [***]; provided that Endo shall have the sole discretion and authority to make all decisions with respect to such filings or correspondence other than as set forth in Section 8.08(b) of the Purchase Agreement; provided, however, if Zogenix determines in good faith that such decision over which Endo has discretion and authority under this Section 2.6(b)(i) is reasonably likely to have a material and adverse impact on the Zogenix Technology, the matter shall be referred promptly to Designated Executives of the Parties who shall confer as soon as practicable, but no later than [***] after such referral, to attempt in good faith to resolve the dispute. If the dispute related to the matter is not resolved by the Designated Executives by mutual agreement within [***] after a conference to discuss the dispute, then such matter shall be resolved in accordance with Section 8.11(b).
(ii)    Endo shall provide to Zogenix one paper copy or electronic file, such as a PDF, of all regulatory filings and correspondence regarding major or material issues from or to such Governmental or Regulatory Authorities concerning the Product in the Territory, to the extent they implicate the Zogenix Technology, and shall do so within [***] following such submission to or receipt from the Governmental or Regulatory Authority, or if not practicable, as promptly thereafter as practicable. Endo shall also provide to Zogenix one PDF copy of the annual Periodic Safety Update Report (PSUR) filed with FDA within [***] of the close of the annual reporting period.
(iii)    Zogenix shall be responsible for all Costs related to its review and comment of such [***].
(iv)    At the reasonable request of Endo, Zogenix shall participate [***] in any major conference or meeting with Governmental or Regulatory Authorities with respect to the Product in the Territory, and in any event, to the extent permitted by applicable Law, to the extent it implicates the Zogenix Technology Zogenix shall have the right to attend and observe at such conference or meeting [***]. Endo shall notify Zogenix in writing of its receipt of Regulatory Approval to market the Product in any jurisdiction in the Territory within [***] after receipt of any such approval.
(c)    In addition to the obligations set forth in subsections (a) and (b) above, Endo shall only alter or amend or agree to alter or amend the Manufacturing Data or Module 3 of the NDA (or any comparable information or data contained in a foreign Regulatory Approval) or submit to any Governmental or Regulatory Authority a filing for Regulatory Approval which contains Manufacturing Data which differs from that contained in the NDA in accordance with

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the applicable terms and conditions of this Agreement and the Supply Agreement.
2.7    Non-Compete. During the Term, Zogenix and its Affiliates shall not, directly or indirectly (other than through Endo), Exploit a Competitive Product in the Territory. Notwithstanding the foregoing, Endo acknowledges in the event that Zogenix or any of its Affiliates acquires any business (or assets) which is Exploiting a Competitive Product at the time of such acquisition, Zogenix shall not be in violation of its obligations under this Section 2.7 if: (x) Zogenix or its applicable Affiliate divests the rights in such Competitive Product within [***] from the effective date of the closing of the acquisition; or (y) Zogenix or its applicable Affiliate ceases Exploiting such Competitive Product within [***] from the effective date of the closing of the acquisition. In addition, if Zogenix or any of its Affiliates are acquired by or merged with a Third Party that is Exploiting a Competitive Product at the time of such acquisition or merger, such Third Party and its other Affiliates will not have any obligations under this Section 2.7; provided that the division, subsidiary or business group of the surviving party in such change of control that Exploits such Competitive Product shall not have access to, and shall not refer to, rely upon or use in any manner, the Zogenix Technology with respect to such Competitive Product. Furthermore, this Section shall be of no force or effect with respect to any country in the Territory in which an AP-rated (or foreign equivalent) generic version of the Product has entered the market.
2.8    Zogenix Covenant. During the Term, Zogenix covenants for itself and its Affiliates not to assert any claim of Patent infringement (including direct infringement, contributory infringement and inducing infringement) in the Territory against Endo, any of its Affiliates or any permitted sublicensee of Endo as a result of Endo, any of its Affiliates or any permitted sublicensee Exploiting the Product for so long as this Agreement has not been terminated. Zogenix acknowledges and agrees that the covenant set forth in this Section 2.8 shall (i) run with any applicable Patents that are owned by Zogenix during the Term and shall ensure that any acquirer of any such Patent is notified and agrees to be bound by this covenant with respect to any such Patent, and (ii) shall be assignable in whole or in part to an acquirer or sublicensee of Endo's rights under this Agreement in the Product as otherwise permitted under this Agreement.. Notwithstanding the foregoing, if Zogenix or any of its Affiliates are acquired by or merged with a Third Party, then the covenants set forth in this Section 2.8 shall solely be respect to the Patents Controlled by Zogenix and its Affiliates immediately prior to the closing of such acquisition or merger.
2.9    No Implied Licenses. Except as specifically and expressly granted in this Agreement, no rights or licenses to any Intellectual Property Rights are granted by either Party to the other Party, by implication, estoppel or otherwise, and each Party specifically reserves all its rights with respect to any Intellectual Property Rights not specifically granted hereunder. For clarity, Zogenix shall have the right, with the consent of Endo, to grant licenses to the Zogenix Technology to Third Parties to develop and/or commercialize pharmaceutical products other than the Product and/or to develop and/or commercialize pharmaceutical products other than the Product itself or with Third Parties. Furthermore, unless expressly provided otherwise herein,

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each Party may use and practice its own Intellectual Property Rights, technology and data in any manner not inconsistent with the terms of this Agreement without the consent of the other Party and without obligation to notify the other Party of its intended use.
3.     INTELLECTUAL PROPERTY.
3.1    Ownership of Zogenix Patents and Zogenix Know-How. Subject to the terms hereof, including the licenses and other rights granted hereunder, all Zogenix Technology shall be owned exclusively by Zogenix.
3.2    Ownership of Inventions. In order to protect the key business interests of both Parties, the Parties agree that, as between the Parties, ownership of any improvements to the Product arising from the development of the Product during the Term by one or both of the Parties or any Person performing services on either of their behalf shall be determined in accordance with United States laws of inventorship. Following a determination of any rights of the Parties pursuant to the United States laws of inventorship, the Parties agree that Zogenix shall be the sole and exclusive owner of any improvements made by either Party to the Platform (a "Platform Improvement") and Endo shall be the sole and exclusive owner of any improvements made by either Party to the formulation of sumatriptan (or any salt thereof) as a sole active ingredient, or method of manufacture thereof and/or any method of use of the Product (a "Product Specific Improvement"). Neither Party shall file for any patent that discloses or claims both a Platform Improvement and a Product Specific Improvement or the combination thereof without the prior written consent of the other Party. Endo shall and hereby does assign to Zogenix any rights it has or may obtain during the Term in and/or to any such Platform Improvement. Zogenix shall and hereby does assign to Endo any rights it has or may obtain during the Term in and/or to any such Product Specific Improvement. Each Party agrees to execute such documents and assignments and take such other actions as reasonably requested by the other Party (and at the requesting Party's Cost) to effect the assignments and ownership of Intellectual Property Rights as described herein.
3.3    Prosecution of Zogenix Patents and Licensed Trademarks.
(a)    As between Zogenix and Endo, Zogenix shall have the exclusive right and the obligation to use Commercially Reasonable Efforts [***] to prepare, prosecute and maintain the Zogenix Patents and Licensed Trademarks in [***] (including their issuance, reissuance, reexamination and the defense of any interference, revocation, post-grant review or opposition proceedings) (altogether, “Prosecute and Maintain”) at [***] and using Commercially Reasonable Efforts subject to the provisions of this Section 3.3.
(b)    Without limiting Zogenix's obligations under Section 3.3(a), if Zogenix determines, in its reasonable business judgment [***], to abandon, or not to Prosecute and Maintain any Zogenix Patents or Licensed Trademarks in any jurisdiction, then Zogenix shall provide Endo with [***] prior written notice (or, if not possible, such shorter time period that

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would permit Endo a reasonable opportunity to respond without any loss of rights to such Zogenix Patents or Licensed Trademarks under this Agreement) of such determination.
(c)    Notwithstanding subsection (b) above, Endo shall have the right to require Zogenix to continue to Prosecute and Maintain such Zogenix Patents or Licensed Trademarks in Zogenix’s name [***] by providing written notice to Zogenix of its election to exercise such right within the notice period described in subsection (b); provided, however, [***]. Any Costs to be incurred by Endo to Prosecute and Maintain such Zogenix Patents or Licensed Trademarks must be [***] and to that end, promptly upon Zogenix's receipt thereof, Zogenix shall provide Endo with copies of all correspondence to and from patent and trademark authorities or any court or adjudicative body regarding any Zogenix Patent or Licensed Trademark for which [***] and Zogenix shall take into reasonable account all comments of Endo with respect thereto. If either (i) Endo does not timely [***] or (ii) Endo notifies Zogenix in writing that it has elected to abandon the Prosecution and Maintenance of any such Zogenix Patent or Licensed Trademark, then Zogenix shall have no obligation to continue to Prosecute and Maintain such Zogenix Patents or Licensed Trademarks.
(d)    The Parties acknowledge that Endo, as the holder of the Regulatory Approval following Closing, may refer to applicable Zogenix Patents in the listing for the Product in the FDA’s Approved Drug Product List with Therapeutic Equivalence Evaluations (which lists all products and the patents that cover the products, that have been approved by the FDA for safety and effectiveness, and explains the therapeutic equivalence code for multi-source products) (the “Orange Book”). Endo shall have the right to list Zogenix Patents in the Orange Book with respect to the Product. In the event that Zogenix Patents are listed in the Orange Book pursuant to this Section 3.3(d), both Zogenix and Endo shall be identified as the point of contact for any Paragraph IV notifications.
(e)    Each Party shall, at its sole Cost and at the reasonable request of the other Party, execute all lawful papers, all divisional, continuing, reissue and foreign applications, make all rightful oaths and take such other actions as may be reasonably requested by the other Party in conjunction with submission, filing, prosecution, perfecting ownership and defense of Patents pursuant to this Section 3.
3.4    Paragraph IV Certifications. In the event either Party receives notice that a Third Party has filed a patent certification under the Hatch-Waxman Act or any successor statute (e.g., a Paragraph IV Certification under 21 C.F.R. §314.50(i) or 314.94(a)(12)) or under any comparable Law in another jurisdiction within the Territory referencing a Zogenix Patent licensed under Section 2.1, then such Party shall immediately notify the other Party in writing of such notice. The allocation of the right between the Parties to institute an action against a Third Party for infringement of Zogenix Patents listed in the Orange Book covering the Product in response to such Third Party’s filing of a Paragraph IV certification referencing such Zogenix Patent, and the rights and obligations applicable to any actions so brought shall be as set forth in Section 3.5 below, provided, however, with respect to actions brought in response to a Paragraph

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IV certification by a Third Party, the Party with the first right to institute an action shall be required to notify the other Party whether it intends to exercise such first right at least [***] before the expiration of the period within which a patent holder may bring an action for infringement against such Third Party so that other Party may timely institute an action in the event that such Party does elect to institute an action.
3.5    Enforcement of Zogenix Patent and Licensed Trademark Rights.
(a)    In the event that either Party becomes aware of any pharmaceutical product that is or is intended to be made, used, or sold in the Territory by a Third Party that it believes to infringe any Zogenix Patents, such Party will promptly notify the other Party of all the material relevant facts and circumstances known by it in connection with the infringement.
(b)    In the event that either Party becomes aware of any use of a trademark in the Territory by a Third Party that it believes to infringe any Licensed Trademark, such Party will promptly notify the other Party of all the relevant facts and circumstances known by it in connection with the infringement.
(c)    To the extent that such pharmaceutical product is a Product or a Competitive Product, the Parties shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Parties consistent with this Section 3.5, to terminate any such infringement, and each Party may hire separate counsel. Before commencing any such action, the Parties will discuss and consider in good faith whether an enforcement action is reasonably likely to have a material and adverse impact on the Zogenix Technology. In connection with such cooperation, the Parties, as soon as reasonably practicable, shall enter into a mutually agreeable joint defense agreement.
(d)    As between the Parties, Endo shall have the first right, but not the duty, upon written notice to Zogenix, to initiate, prosecute and control, using counsel reasonably acceptable to Zogenix, the enforcement of any of the Zogenix Patents or Licensed Trademarks against infringement by a Third Party in the Territory through the manufacture, use, marketing, sale, offer for sale or import of a Product or a Competitive Product. If Endo does not institute an action against such Third Party alleging infringement of the Zogenix Patents or the Licensed Trademarks, as applicable, through the manufacture, use, marketing, sale, offer for sale or import of a Product or a Competitive Product within [***] of a Party’s first notice to the other Party of such Third Party infringement, then Zogenix shall have the right to initiate, prosecute and control the enforcement of any of the Zogenix Patents or Licensed Trademarks against infringement by such Third Party by providing written notice to Endo of its election to exercise such right. If the alleged infringement by a Third Party of the Zogenix Patents or Licensed Trademarks, as applicable, does not involve the manufacture, use, marketing, sale, offer for sale or import of a Product or Competitive Product, Zogenix shall have the sole and exclusive right, but not the duty, to initiate, prosecute and control [***]the enforcement of any of the Zogenix Patents or Licensed Trademarks against infringement by a Third Party in the Territory and the remaining

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provisions (e) through (j) of this Section 3.5 shall not be applicable with respect to such action.
(e)    The Party controlling an action shall, prior to and throughout the course of such enforcement action or proceeding (i) provide a reasonable opportunity to the non-controlling party to discuss and provide input on the litigation strategy (including any strategy with respect to any Markman hearing) and (ii) shall furnish the other Party with copies of substantive documents related to such action sufficiently in advance of the due date for such document to permit such other Party to offer its comments thereon before such document is due or delivered to the opposing side and the controlling Party shall consider any such comments in good faith, incorporating such comments if reasonable.
(f)    The Costs of any such action under this Section 3.5 (including fees of attorneys and other professionals hired by the controlling party) shall be borne by the Party controlling such action. If the non-controlling Party is joined in any such action, the controlling Party’s counsel shall jointly represent the Parties (unless and until an ethical conflict arises which prohibits the same) at the controlling Party’s sole Cost, provided that the Party not controlling such action shall have a right but not an obligation to hire separate counsel of its own choosing at its own Cost (unless otherwise specified in this Agreement) to assist in but not control such proceedings. To the extent separate counsel is hired by the non-controlling Party for any reason, the Costs related to such separate counsel shall be borne by the non-controlling Party.
(g)    For any such action under this Section 3.5, the Party not initiating and controlling any such action shall reasonably cooperate with the controlling Party at its own Cost, including in the event that the controlling Party is unable to initiate or prosecute such action solely in its own name or it is otherwise advisable to obtain an effective remedy, by joining the non-controlling Party in such action, or by agreeing to have such action initiated or prosecuted in the non-controlling Party’s name, and will execute and cause its Affiliates to execute all documents necessary for the controlling Party to initiate and maintain such action.
(h)    The Party controlling an action may not voluntarily enter into any settlement, consent judgment or other voluntary final disposition of such action that settles a Paragraph IV Certification, admits or stipulates, in either case expressly and in writing, the non-infringement or the invalidity or unenforceability of any Zogenix Patent or Licensed Trademark licensed hereunder as it relates to the Product, subjects the other Party to an injunction, requires the other Party to contribute to any monetary payment or otherwise materially and adversely affects the rights licensed hereunder and/or the Zogenix Patents or Licensed Trademarks without the prior written consent of such other Party, such consent not to be unreasonably withheld, conditioned or delayed.
(i)    The Party controlling an action shall keep the other Party reasonably informed of the progress of the action and shall consider the comments and observations of such other Party as it relates to the Product in the Territory in prosecuting the proceedings.

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(j)    Any recovery obtained as a result of an infringement action brought under this Section 3.5, whether by judgment, award, decree or settlement, if such infringement action relates to infringement by a Third Party in the Territory through the manufacture, use, marketing, sale, offer for sale or import of a Product or a Competitive Product, will first be applied to reimbursement of each Party’s Costs in bringing such suit or proceeding or providing cooperation pursuant to this Section 3.5, and any remaining balance shall be paid to the Party controlling the suit or proceeding. Any recovery in respect [***] shall be deemed to [***].
3.6    Defense of Zogenix Patents and Licensed Trademarks.
(a)    In the event that either Party becomes aware of any action initiated by a Third Party (or any counterclaim or defense asserted in any action other than an action set forth in Section 3.5) in the Territory alleging invalidity or unenforceability of any Zogenix Patents, such Party will promptly notify the other Party of all the relevant facts and circumstances known by it in connection with such action.
(b)    In the event that either Party becomes aware of any action initiated by a Third Party (or any counterclaim or defense asserted in any action other than an action set forth in Section 3.5) in the Territory alleging invalidity or unenforceability of any Licensed Trademarks, such Party will promptly notify the other Party of all the relevant facts and circumstances known by it in connection with such action.
(c)    The Parties shall thereafter consult and cooperate fully to determine an appropriate course of action.
3.7    Patent Infringement Claims.
(a)    Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any Patents or misappropriation of trade secret rights of any Third Party that is threatened, made or brought against either Party by reason of the development, manufacture, use, sale, offer for sale, importation or exportation of the Product in the Territory.
(b)    In the event of the institution of any suit by a Third Party against either Party for Patent infringement involving the development, manufacture, use, sale, offer for sale, importation or exportation by or on behalf of Endo, its Affiliates or permitted sublicensees of the Product in the Territory after the Effective Date, Endo shall be responsible for the defense of any such suit and, subject to the terms of this Section 3.7, Endo shall control such defense. Endo shall select counsel, reasonably acceptable to Zogenix, to defend the Parties and, provided the Parties have entered into a joint defense agreement or that Endo can do so without compromising attorney-client privilege, regularly consult with Zogenix and its counsel to keep them reasonably informed on the progress and status of the suit. Zogenix shall assist Endo and cooperate in any such litigation at Endo’s request. No settlement, compromise or other disposition of any such proceeding that subjects Zogenix to an injunction or requires Zogenix to contribute to any

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monetary payment or admits infringement shall be entered into without Zogenix’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.
(c)    Endo shall be responsible for all Costs to defend any suit under this Section 3.7, including all fees and Costs of attorneys, expert witnesses and other out-of-pocket litigation Costs and all damages, penalties, court Costs, attorney fees and other payments payable to any such Third Party, whether as a result of any judgment, award, settlement or otherwise (such liability, “Patent Litigation Losses”).
(d)    In the event a Third Party threatens suit against either Party for Patent or trademark infringement involving the development, manufacture, use, sale, offer for sale, importation, exportation, license or marketing of the Product in the Territory, the Parties shall confer with respect to the appropriate course of action, and if they determine that a declaratory action is warranted, then with respect to such action, the provisions of this Section 3.7 shall apply thereto with respect to the prosecution of such action and the defense of any claims asserted in response thereto.
(e)    In the event that either Party becomes aware of a Third Party Patent to which a license would be reasonably required in order to avoid infringement by the development, manufacture, use, sale, offer for sale, importation, exportation, license or marketing of the Product in any jurisdiction in the Territory, such Party shall promptly notify the other Party. The Parties shall then confer in good faith with respect to the appropriate course of action. Endo shall have the right to negotiate and obtain such a license or other resolution provided Endo shall provide a reasonable opportunity for Zogenix to participate in such discussion to the extent Endo is seeking an exclusive license and the same may be applicable to the Zogenix Technology generally. Endo shall be solely responsible for all Costs and obligations under such license or other resolution (the “Third Party License Fees”) (except that if Zogenix also requests rights under such license with respect to the Zogenix Technology for use with products other than the Product, the Parties shall determine an appropriate allocation of the Third Party License Fees).
3.8    Conflict. In the event of any conflict between the terms of this Section 3 and the indemnification obligations of the Parties as set forth in the Purchase Agreement with respect to which Party controls the defense of any action and pays the Costs therefor, the terms of the this Agreement shall govern
4.     PUBLICATION; CONFIDENTIALITY.
4.1    Scientific Publications. During the Term, Endo will not submit any publications, or make an oral or visual presentation at any conference regarding the Product Technology separate and apart from the Product without the prior written consent of Zogenix. Nothing in this Section 4.1 shall be construed as limiting Endo’s ability to submit any publications, or make an oral or visual presentation at any conference regarding the Product, itself; provided that Endo will provide to Zogenix any publications or presentations regarding the Product for Zogenix’s

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prompt review and comment prior to their submission or use. Endo shall consider in good faith all material comments timely provided by Zogenix in writing.
4.2    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [***] thereafter, the receiving Party, its Affiliates and its designees shall, and shall ensure that their respective employees, officers, directors and other representatives shall, keep confidential and not publish or otherwise disclose and not use for any purpose, other than the development and Commercialization of the Product in the Territory, any information including all Know-How furnished to it by the other Party, its Affiliates or its designees, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had, to the receiving Party’s knowledge, no legal obligation not to disclose such information to others; or (v) was independently generated by the receiving Party without reference to Confidential Information of the disclosing Party (all such information to which none of the foregoing exceptions applies, and the terms of this Agreement, shall be deemed “Confidential Information”). Any and all information, data and materials, including any and all Intellectual Property Rights therein and thereto, owned by a Party shall constitute Confidential Information of such Party which shall be deemed the disclosing Party with respect to such Confidential Information for the purposes of this Section 4. Notwithstanding the foregoing, the obligations of confidentiality under this Section 4.2 regarding any Confidential Information relating to or containing a Party’s trade secret that has been suitably identified to the other Party as such shall continue beyond the period set forth in this Section 4.2 (i.e., the Term plus [***]) so long as the subject matter remains a trade secret.
4.3    Exceptions to Obligation. The restrictions contained in Section 4.2 shall not apply to Confidential Information that: (i) is submitted by the recipient to a Governmental or Regulatory Authority to obtain or maintain Regulatory Approval for the Product; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, in connection with consulting, development, manufacturing, external testing, or Commercialization of the Product in the Territory or in connection with a proposed financing transaction or Change of Control of a Party; or (iii) is otherwise required to be disclosed in compliance with applicable Law or by a Governmental or Regulatory Authority; provided that, if a Party is required to make any such disclosure of the disclosing Party’s Confidential Information, such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the disclosing Party of such disclosure requirement and reasonably cooperate with the disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed.

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4.4    Limitations on Use. Each Party shall use, and cause each of its Affiliates and use reasonable best efforts to cause each of its licensees to use, any Confidential Information obtained by such Party from the disclosing Party, its Affiliates or its licensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated by this Agreement.
4.5    Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates and/or its licensees from any violation or threatened violation of this Section 4.
5.     REPRESENTATIONS, WARRANTIES AND COVENANTS.
5.1    Representations and Warranties of Zogenix. Zogenix hereby represents and warrants to Endo that as of the Effective Date:
(a)    Zogenix is the sole owner of the Zogenix Patents listed in Schedule 1.20. Zogenix has the right to grant to Endo the rights granted under this Agreement (including the right granted in Section 2.1 to develop, manufacture and Exploit the Product in the Territory), and Zogenix has not granted prior to the Effective Date any options or licenses on the Zogenix Technology that are inconsistent with the grants Zogenix has made in this Agreement. The Zogenix Patents are in full force and effect and have been maintained to date, and, to the Knowledge of Zogenix, the claims in the Zogenix Patents which cover the Product and are granted as of the Effective Date are valid (unless otherwise disclosed in writing to Endo prior to the Effective Date);
(b)    There are no asserted, pending or, to the Knowledge of Zogenix, threatened claims, interferences, oppositions, post-grant reviews or demands of any Third Party in existence as of the Effective Date: (i) alleging the invalidity, misuse, unregisterability, unenforceability or non-infringement of any Intellectual Property Rights associated with the Zogenix Know-How or the Zogenix Patents; (ii) challenging Zogenix’s right to use or ownership of any of the Zogenix Know-How or the Zogenix Patents; or (iii) making any adverse claim of ownership of the Zogenix Know-How or the Zogenix Patents;
(c)    There are no liens or security interests currently existing on or to the Zogenix Know-How or Zogenix Patents or any proceeds thereof that would reasonably be expected to adversely affect Endo’s benefits and rights under this Agreement;
(d)    There are no pending or, to the Knowledge of Zogenix, threatened claims or litigation which allege that conducting the development or Commercialization of the Product in the Territory as conducted by Zogenix prior to the Effective Date would violate the Intellectual Property Rights of any Third Party;
(e)    Zogenix has obtained the assignment of all interests and all rights of any

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and all Third Parties (including employees) with respect to the Zogenix Patents;
(f)    Zogenix has obtained the assignment of all interests and all rights of any and all Third Parties (including employees) with respect to the Zogenix Know-How and Zogenix has taken reasonable measures to protect the confidentiality of the Zogenix Know-How;
5.2    Disclaimer of Other Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SUPPLY AGREEMENT OR THE PURCHASE AGREEMENT, ZOGENIX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
5.3    Covenants of Endo.
(a)    Endo shall make all payments required under the Aradigm Royalty Obligation to Aradigm (or as otherwise directed by Zogenix in writing) in a timely manner.
(b)    Neither Endo or any of its Affiliates nor any permitted sublicensee shall commence or otherwise pursue, directly or indirectly (or voluntarily assists Third Parties to do so, other than as required by law or legal process), any proceeding seeking to have any of the Zogenix Patents or Licensed Trademarks revoked, re-examined or declared invalid, unpatentable, or unenforceable.
5.4    Covenant of Zogenix. Zogenix shall update the listing of Zogenix Patents set forth in Schedule 1.19 to include any Patent(s) filed by Zogenix after the Effective Date claiming [***]. Such updated Schedule 1.19 shall be attached to this Agreement, replacing the original Schedule 1.19 for all purposes.
5.5    Covenants of the Parties Regarding Insurance. Each Party shall carry and maintain in full force and effect while this Agreement is in effect reasonable insurance in view of its obligations hereunder, which may include a reasonable program of self-insurance. Each Party upon request shall provide the other with evidence of such insurance.
6.     TERM AND TERMINATION.
6.1    Term of Agreement. This Agreement shall become effective as of the Effective Date and remain in effect until termination of this Agreement pursuant to this Section 6 (the “Term”).
6.2    Termination for Material Breach. Upon the material breach by one Party under this Agreement, the other Party shall notify the breaching Party of such breach, and require that the breaching Party cure such breach within [***] or in the case of a breach that cannot be cured within [***], within a reasonable longer period for so long as the breaching Party is diligently

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proceeding to cure such default. In the event that a material breach by such Party is not cured within the applicable cure period and without limiting other available remedies, the other Party shall have the right to terminate this Agreement upon written notice.
6.3    Effect of Termination. Upon termination of this Agreement:,
(a)    all licenses granted to Endo hereunder shall terminate;
(b)    Each sublicense granted by Endo to a sublicensee not then in default will survive such termination (as a direct license from Zogenix), provided that such sublicensee continues to comply in all material respects with all of its obligations under the applicable sublicense and with Endo’s obligations of this Agreement as to such sublicensee’s territory and field.
6.4    Surviving Provisions. Upon termination or expiration of the Agreement, all rights and obligations of the Parties shall terminate; provided, however, notwithstanding the foregoing, expiration or any termination of this Agreement shall not release a Party from the obligations to perform any obligations that were due or had accrued prior to the effective date of such termination or expiration (including non-cancelable obligations or commitments made in good faith prior to notice of termination), and the following Sections of this Agreement shall survive any termination or expiration of this Agreement for any reason: (i) Sections 1 (to the extent necessary to interpret any other surviving provisions), (ii) Sections 3.2-3.7 (with respect to events occurring during the Term), and (iii) Sections 2.4, 3.1, 3.8, 4.2, 4.3, 4.5, 6.3, 6.4,7.2, 7.4, 7.10 and 7.11.
7.     MISCELLANEOUS PROVISIONS.
7.1    Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.
7.2    Assignment; Binding Effect. Neither Party shall assign this Agreement or its rights or obligations hereunder without the express written consent of the other Party hereto, except that either Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to a Person who is who is (i) an Affiliate, (ii) any assignee of all or substantially all of its business or assets relating to this Agreement, or (iii) its successor in the event of a Change of Control of such Party. An assignment or transfer by a Party pursuant to this Section 7.2 shall be binding on its successors or assigns. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The assigning Party shall promptly notify the other Party of any such assignment (including a Change of Control) and shall use all reasonable efforts to provide such notification at least twenty (20) days before the assignment or before the completion of the Change of Control, as the case may

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be. No such assignment or transfer shall be valid or effective unless done in accordance with this Section 7.2.
7.3    Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.
7.4    Notice. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:
In the case of Zogenix, to:
Zogenix, Inc.
12400 High Bluff Drive, Suite 650
San Diego, California 92130
Attention: Chief Financial Officer
Facsimile No.: (858) 259-1166
With copies to (which shall not constitute notice under this Agreement):
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
Attention: Cheston Larson, Esq.
Facsimile No.: (858) 523-5450
In the case of Endo, to:
Endo Ventures Bermuda Limited
c/o Endo Pharmaceuticals Incorporated
Attention: Chief Legal Officer
Facsimile: (610) 884-7159

With copies to (which shall not constitute notice under this Agreement)
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Eileen Nugent, Esq.
Michael Chitwood, Esq.
Facsimile: (917) 777-2535

Endo International plc
1400 Atwater Drive
Malvern, PA 19355
Attention: Caroline B. Manogue
Facsimile: (610) 884-7159
All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 7.4, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section 7.4, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by overnight courier to the address as provided in this Section 7.4, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 7.4). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms of this Section 7.4.
7.5    Use of Name. Except as otherwise provided herein, Zogenix, on the one hand, and Endo on the other hand, shall not have any right, express or implied, to use in any manner the name or other designation of the other or any other trade name, trademark or logos of the other for any purpose, unless consented to in writing by the other Party.
7.6    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
7.7    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
7.8    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

7.9    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.
7.10    Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws that would require the application of any other law).
7.11    Dispute Resolution.
(a)    The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relate to a Party’s rights or obligations hereunder. In the event of the occurrence of any Dispute, either Party may, by written notice to the other, have such Dispute referred to its highest ranking officer for attempted resolution by good faith negotiations within [***] after such notice is received. If either Party desires to pursue arbitration under paragraph (b) below to resolve any such Dispute, unless expressly provided for otherwise herein, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said Designated Officers as of the Effective Date are as follows.
For Endo: [***]
For Zogenix: [***]
In the event that they shall be unable to resolve the Dispute by consensus within such [***], then the Dispute shall be finally settled by binding arbitration as provided below.
(b)    Except as expressly otherwise provided in this Agreement, in the event of any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of either Party to perform or comply with any obligation of such Party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”), such Dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then in force and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., by three (3) arbitrators (the “Arbitrators”) appointed in accordance with said rules, provided that the appointed arbitrators shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be New York, New York, and the Arbitrators shall decide the dispute in accordance with the substantive law of the State of New York. The Arbitrators, by accepting their appointment, undertake to conduct the process such that the award shall be rendered within [***] of their appointment and shall be final and binding upon all parties participating in such arbitration. The judgment rendered by the Arbitrators may, at the arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. Notwithstanding the foregoing, any Disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction. Any period of limitations or Survival Period that would otherwise expire between the initiation of the

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procedures described in this Section 7.11(b) and the conclusion of such procedures shall be extended until [***] following the conclusion of such procedures. This Section 7.11(b) shall not prohibit a Party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction.
(c)    The Parties consent to the exclusive jurisdiction of the Federal courts and the State courts of the State of New York, in each case, located in the borough of Manhattan, City of New York (the “New York Courts”) for any action in aid of arbitration, for provisional relief of the status quo or to prevent irreparable harm prior to the appointment of the Arbitrators in Section 7.11(b) above, and to the non-exclusive jurisdiction of the New York Courts for any action to enter or enforce any arbitral award entered in connection with this Agreement. THE PARTIES HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN SUCH ACTIONS.
7.12    Compliance with Laws. Each Party shall review in good faith and cooperate in taking actions to ensure compliance of this Agreement and the Parties’ activities hereunder with all applicable Law. Each Party shall provide the other Party such reasonable assistance as may be required for the Party requesting such assistance to comply with all applicable Law necessary to permit the Parties to perform hereunder and to exercise their respective rights hereunder.
7.13    Entire Agreement. This Agreement (and all exhibits and schedules attached hereto and all other documents delivered in connection herewith, including the Transaction Documents) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.
7.14    Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.
7.15    No Third Party Beneficiaries. Except for rights and obligations specifically referred to herein that apply to Affiliates, sublicenses or licensees of the Parties, nothing in this Agreement is intended to confer on any Person other than Endo or Zogenix any rights or obligations under this Agreement, and there are no intended Third Party beneficiaries to this Agreement.
7.16    Descriptive Headings; Certain Terms. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
7.17    Fees and Payments. All fees and payments made by one Party to the other under this Agreement shall be deemed non-refundable and non-creditable unless expressly provided to the contrary herein.
7.18    Specific Performance. The Parties agree that irreparable damage may occur if any

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provision of this Agreement were not performed in accordance with the terms hereof and that the Parties may be entitled to a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 7.11(c) or an arbitral tribunal specified in Section 7.11(b), or to a permanent injunction in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.
Zogenix, Inc.

By: /s/ Stephen J. Far	Name: Stephen J. Farr, Ph.D. Title: President and Chief Operating Officer
Endo Ventures Bermuda Limited

By: /s/ Susan T. Hall	Name: Susan T. Hall Title: Director

SCHEDULE 1.9 – LICENSED TRADEMARKS
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SCHEDULE 1.19 - ZOGENIX PATENTS
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